Exhibit 10.1

Netherlands Association of Real Estate Brokers and immovable Property Experts (NVM)

DEED OF SALE
BUSINESS PREMISES

SALE AGREEMENT FOR BUSINESS PREMISES (model 2000)

The undersigned:

Mr F.H. van Berlo, born in Rotterdam on 05-12-1954, married, currently residing at Amersfoortseweg 7, 7313 AA Apeldoorn, and Mr W.D.Th. Rietbergen, born in Lisse on 21-01-1946, married, currently residing at Elspeterweg 10, 8171 ET Vaassen, hereafter referred to as ‘the vendor’,

Tempress Holding B.V., legally represented by its Director Amtech Systems Inc., legally represented for the present purpose by its Director Bradley C. Anderson, authorized to sign, registered in Heerde, 8171 VH, Brugstraat 2, or principal referred to hereafter, hereafter referred to as ‘the purchasers’,

have concluded a contract of sale on 28-02-2007 concerning:

the business premises including the parcel of land on which it has been erected and garden known locally as (including postcode) Radeweg 29, 8171 MD Vaassen recorded in the Land Registry of the Municipality of Vaassen, section H, no. 3288 partially, such in conformance with the shaded part on the land registry map enclosed, for a purchase price of EUR 2,200,000, in words two million two hundred thousand euros with all related appurtenances and furthermore including the property and inventory in respect of which the parties require no description;

They have furthermore agreed:

Article 1 Costs, levies and transfer tax
Costs, levies and transfer tax relating to this contract and the transfer of title are at the expense of the purchaser.

The following applies in respect of Turnover Tax (BTW [Dutch VAT]): parties do not opt for VAT-charged delivery.

Article 2 Payment
Payment of the purchase price and of the levies, costs and taxes is effected via the notary upon execution of the deed of transfer.
The vendor agrees that the notary shall retain the purchase price until it is certain that the apartment right is transferred unencumbered with mortgages, attachments and registrations thereof.
If there is transfer of the beneficial title between the parties prior to the time of transfer pursuant to Article 3.1., the transfer of tax shall be paid upon such transfer of beneficial title.

Article 3 Transfer of title
3.1. The deed of transfer shall be executed on 15 March 2007 or as much earlier or later as the parties have agreed, before notary (or his replacement) working for the firm of civil-law notaries (hereafter referred to as the notary):
notariskantoor Schurink & Feijen, Eperweg 3, 8181 ET Heerde, telephone 0578-692622.

3.2. The vendor warrants that it is authorized to sell and to transfer title at the time of execution of the deed of transfer.

3.3. The parties state that Section 94c, and Section 204c of Book 2 of the Civil Code
- do not apply

Article 4 Deposit           NOT APPLICABLE
4.1. As security for the performance of the purchaser’s obligations, the purchaser shall, at latest on …… pay as deposit in escrow to the notary via its /giro account  an amount of ................ , in words ......................
Subject to the provisions of Article 10, the deposit will be deducted from the purchase price.
The vendor shall not owe any interest on this deposit.
If the notary pays interest on the deposit, such interest accrues to the purchaser.

4.2. Instead of depositing this deposit, the purchaser can provide a written bank guarantee, at latest up to the date set out in Article 4.1 for the amount set out in Article 4.1, provided such bank guarantee is unconditional, lasts for at least one month after the agreed date of transfer of title, is issued by a banking institution based in the Netherlands and the clause sets out that upon the notary’s first request the banking institution in question shall pay the guarantee out to the notary. If the amount of the guarantee is paid out to the notary, he shall handle such amount in the manner as set out in Article 10. If the provisions of Article 10.2d arise, the bank guarantee must be extended; in the event of failure to effect extension, pursuant to this contract the parties obligate the notary to call on the bank guarantee.
The notary is hereby obligated and insofar as necessary irrevocably authorized to inform the banking institution as soon as the purchase price has been paid and the transfer of legal title has been effected, that the bank guarantee given by the purchaser can be cancelled.
In this paragraph banking institution also means an insurance company as referred to in Article 1 of the Insurance Industry Supervision Act.

4.3. If the purchaser is declared bankrupt and the bankruptcy trustee does not wish to uphold the contract, the deposit shall be forfeited to the vendor as a penalty as set out in Article 10.2 by operation of law. In no case shall the purchaser attach the deposit or bank guarantee or block the bank guarantee in any other way.

Article 5 Condition of the real estate, use
5.1. The real estate and title thereto shall be transferred to the purchaser in the condition in which it finds itself when this contract was concluded, with all related rights and claims, visible and hidden defects, positive tenements and rights in rem, and unencumbered with mortgages, attachments and registrations thereof.

5.2. The purchaser expressly accepts all negative tenements, special obligations and limitations, individual property duties, perpetual clauses and obligations in rem, appearing and/or ensuing from the last and preceding deed(s) of transfer and/or of granting the right of leasehold and/or superficies and/or individual deed(s).
The vendor has furnished the purchaser with a verbatim copy of such deeds.
The purchaser states to have taken note of the contents of said deeds, including those relating to a right of leasehold and/or superficies of the general and special conditions.

5.3. Upon the transfer of title the real estate shall possess the factual characteristics which are necessary for normal use. If the de facto transfer takes place earlier, the real estate shall at such time possess the characteristics required for normal use.
The vendor does not provide any guarantees in respect of characteristics other than those required for normal use, nor in respect of the absence of defects which impede such normal use and which are known to the purchaser at the time the contract of sale was concluded. The vendor has used the real estate as business premises with offices, which the parties deem the normal use.

5.4.1. The vendor is not aware as to whether the real estate contains any pollution which would be to the detriment of the use by the purchaser or which has led or could be reasonably expected to lead to an obligation to clean the real estate, or to take other measures.

5.4.2. Insofar as the vendor is aware, the property ~~does/~~does not*) not contain an underground tank for the storage of (liquid) substances.~~Insofar as the vendor is aware of the presence of an underground tank for the storage of (liquid) substances, the vendor states that the storage of such substances has/has not*) been terminated. In the event the tank is no longer in use as such, the vendor states that this tank has/has not*) been disabled in accordance with the relevant statutory regulations.~~

5.4.3.The vendor is not aware ~~whether/the purchaser is aware~~ that*)there is asbestos present in the real estate.

5.4.4. The vendor is not aware that any decisions or orders have been made in respect of the real estate as referred to in Article 55 of the Soil Protection Act by the relevant authorities.

5.5. Before the execution of the deed of transfer the purchaser has the right to inspect the property inside and out.

5.6. The vendor warrants that up to the date of the conclusion of this contract, no public authority or utility company has issued a notice or demand for improvements or repairs which have not yet been carried out or have not been carried out properly.
If after the time this contract of sale was concluded and before the time of transfer a public authority or utility company issues a notice or demand for an improvement or repair, the consequences of the notice or demand are at the expense and risk of the purchaser. The notice or demand is at the expense and risk of the vendor if such is connected with the non-performance of obligations ensuing for him under the law or this contract.

5.7. The vendor ~~is/~~ is not*) aware of (any current advice request for) designation, or a designation decision, or registration in the relevant register in respect of the real estate:
a. as a protected monument as referred to in Articles 3, 4 or 6 of the Listed Buildings Act,
b. as a protected urban or village landscape or submission of a proposal in this respect as referred to in Article 35 of the Listed Buildings Act,
c. as a protected monument as designated by the municipality or the province.

5.8. The vendor states that in respect of the real estate there are no obligations vis-à-vis third parties in relation to a right of first refusal, a right of option or a right to repurchase.

5.9. Insofar as the vendor is aware, the property ~~has~~/has not*) been included in a designation as referred to in Section 2 or Section 8, or a proposal as referred to in Section 6 or Section 8a of the Municipalities (Preferential Rights) Act.

5.10. The vendor states that the purchase does not include the items in respect of which tenants can exercise their statutory rights of removal.

5.11. Neither party shall derive any right from any deviations between the indicated and the actual size.

5.12. The vendor states that the levies over preceding years, insofar as demands were imposed and ground rents were owed, have been paid.

Insofar as the aforementioned demands and/or ground rents have not yet been paid, the vendor declares that it shall pay such upon first request.

Article 6 De facto transfer, transfer of claims
6.1. De facto transfer and acceptance shall be effected on the date of transfer.

-   ~~wholly/~~partly*)unencumbered with tenancy
~~-   and subject to maintenance by the purchaser of the following rent, lease and/or hire-purchase contracts for the specified entirety or part of the real estate*):~~

6.2. If the purchaser accepts the real estate in whole or in part unencumbered with tenancy, the vendor warrants that upon de facto transfer the real estate shall be free in full or up to the specified part of lease or hire-purchase contracts or other claims for use, empty and vacated (except for any movable property included in the sale) and unencumbered by claims.

6.3. If the purchaser accepts the real estate in whole or in part subject to maintaining any current lease or hire-purchase contracts:
-   the vendor warrants that no dispositions have been nor shall be made in respect of installments not yet received at the time of de facto transfer;
-   the vendor warrants that as of the time this contract is concluded the rent, lease or hire-purchase contracts shall not be amended, the real estate shall not be let in whole or part, or given into hire-purchase or given into use in any other way, unless such is with the written permission of the purchaser;
-   the purchaser states to be familiar with the contents of the lease or hire(-purchase) contracts to be taken over;
-        any outstanding deposits shall be made available to the purchaser upon the transfer.

6.4. Insofar as possible this contract of sale includes the transfer of all claims which the vendor can make in respect of the real estate with regard to third parties, including the builder(s), (sub)contractor(s), installer(s), architect(s) and supplier(s), such as damage caused by work carried out to or in connection with the real estate, without the vendor being subject to any obligation of indemnification. This transfer takes place upon the transfer of title to the real estate, unless the de facto transfer is effected earlier, in which case the transfer of said claims shall be effected at such time.
The vendor undertakes to furnish the purchaser with the information which it possesses and hereby authorizes the purchaser, insofar as necessary, to give notice of such transfer of claims in accordance with the statutory provisions, at the purchaser’s expense.

Article 7 Income, costs and ground rent
All income, costs and ground rent owed shall accrue to or be born by the purchaser as of the date of transfer.
The then current income, costs and ground rent, with the exception of the real estate tax for the use, shall be settled between the parties on a time proportional basis. This settlement shall be effected simultaneously with the payment of the purchase price.

Article 8 Indivisibility
The obligations which the two parties have vis-à-vis each other under this contract are indivisible and several.

Article 9 Transfer of risk, damage by force majeure
9.1. As of the time of signing the deed of transfer the real estate is at the purchaser’s risk, unless de facto transfer is effected at an earlier date, in which case the risk passes to the purchaser as of that date.

9.2. If the real estate is damaged or destroyed in whole or in part before the time of passing of the risk, the vendor is obligated to give the purchaser notice hereof within 48 hours after it has received notice of the damage or destruction referred to above.

9.3. If the real estate is damaged or destroyed in whole or in part by force majeure at the time of passing of risk, this contract shall be legally dissolved, unless within four weeks after the damage or destruction, but in any event before the agreed date of transfer of title:
a. the purchaser demands performance of this contract, in which case the vendor – without any special consideration in addition to the fixed purchase price – shall transfer to the purchaser on the agreed day of transfer the real estate in the condition it is in at such time, with all rights which the vendor has in respect of the loss or damage – either under the heading of insurance, or under another heading – vis-à-vis third parties; or
b. the vendor states to repair the damage at its expense before the agreed date of transfer of title or if such is later, within four weeks after the loss or damage. In the latter case a previously agreed date of transfer shall be shifted to the day following that on which said four weeks have expired. If repair is not effected to the purchaser’s satisfaction, this contract shall be dissolved, unless the purchaser states within fourteen days after repair was to have been effected on the basis of this article, that it wishes to exercise the right awarded to him under a., in which case the transfer of title shall be effected on the agreed date or, if such is later, at latest six weeks after the loss or damage.

Article 10 Notice of default, dissolution
10.1. If after having been given notice of default one of the parties defaults or continues for a period of eight days to default on the performance of one or more of its obligations under this contract, the other party can dissolve this contract vis-à-vis the defaulting party without the need for judicial intervention by means of written notice to the defaulting party.

10.2. Dissolution on the basis of default is only possible after prior notice of default. In the event of dissolution of the contract on the basis of default, the defaulting party shall forfeit to the other party, without the need for notice of default or judicial intervention, an immediately payable penalty of EUR 220,000, in words two hundred and twenty thousand euros, without prejudice to its right to additional damages and compensation of the costs of recovery.
The notary is hereby obligated, and insofar as necessary irrevocably authorized by the parties, to:
a. if the purchaser defaults, pay the vendor the amount of the penalty forfeited by him from the deposit deposited with the notary or from the guarantee;
b. if the vendor defaults, to return the deposit which the purchaser has deposited with the notary to the purchaser or to return the guarantee which was given to the notary to the banking institution;
c. if the event of Article 4.3 arises, to pay the deposit to the vendor as a penalty;
d. if both parties default or the notary cannot satisfactorily determine which of the two parties is in default, to keep the amount of the deposit or the bank guarantee under its control until a decision is made by final judgment or by judgment which is immediately enforceable as to whom the notary is to pay the amount.

10.3. If the other party does not make use of its right to dissolve the contract and demands performance, the defaulting party shall owe the other party after expiry of the term of eight days set out in 10.1 until the day of performance, an immediately payable penalty of 0.3% of the purchase price, without prejudice to the right to demand additional damages and compensation of the costs of recovery. If after some time the other party dissolves the contract, this penalty shall be owed for every day after expiry of the term of eight days set out in 10.1 until the day on which the contract is dissolved.

10.4. If after having been given notice of default the defaulting party performs its obligations within the aforementioned term of eight days, such party is nevertheless bound to compensate the other party for the loss it has suffered as a result of late performance.

Article 11 Domicile
This deed shall be held by, and the parties elect domicile in respect of this contract, at the office of the notary set out in this deed.

Article 12 Registration of the purchase contract
The parties hereby ~~instruct/~~do not instruct*) the notary to offer this deed of sale for registration immediately after receipt. The costs of registration are at the purchaser’s/~~vendor’s~~*) expense.

Article 13 Identity of the parties
The purchaser and the vendor agree that if one of the parties requests such, the other party shall identify itself to the first party by showing valid proof of identification.

Article 14 Resolutive conditions
~~14.1 The purchaser can dissolve this contract if at latest:~~
~~a. on   ................... he has not received a positive indication from the competent authority in respect of his intended use of the property that the requisite building permit, and any (additional) environmental management permit shall be granted;~~
~~b. on ………… he has not received a positive indication in respect of his intended use of the property that the requisite (additional) business permit shall be granted;~~
~~c. on   ................... the purchaser has not received an amount for the financing of the real estate of at least ................ , in words.............................................................................~~
~~by way of mortgage loan or an offer for such from an acknowledged money-lending institution, on the normal conditions and provisions of the larger acknowledged money-lending institutions.~~

~~14.2 In addition, the purchaser is entitled to dissolve this contract if the costs related to obtaining the building permit required for the intended use or the (additional) environmental management permit exceed the amount of ……, in words ……~~

14.3 This contract can be dissolved by either party if pursuant to the Municipalities (Preferential Rights) Act the vendor is not able to transfer title to the real estate on the agreed date. As soon as it is clear that the vendor will not be able to perform its obligation to transfer or will not be able to perform such in time pursuant to said Act, it must give the purchaser written notice thereof.

14.4. The purchaser undertakes to do all that is reasonably possible in order to obtain the above-mentioned permits and/or financing and/or commitment(s) and/or other matters. It shall undertake all efforts to obtain the requisite information, in order to be able to conclude whether it can obtain the requisite permit.
If one of the resolutive conditions set out under the first, second or third paragraph is met, the purchaser has the right to dissolve this contract on the basis thereof. The vendor also has this right if the event set out in Paragraph 3 arises. The party seeking to dissolve the contract must ensure that the notice of dissolution has been received by the other party or its real estate agent at latest on the 5th working day after the date on which the relevant dissolving condition arose.

This notice must be properly documented by registered mail with confirmation of receipt or facsimile message with confirmation of transmission. At such time both parties are released from this contract. Any deposits made by the purchaser must be repaid.
The parties who have control of such deposits are hereby obligated to do so, and where necessary are irrevocably authorized to do so.

Article 15 Soil Survey
The vendor declares that it is not aware of any pollution of the soil and/or the groundwater, other than as referred to in the soil survey report with which the purchaser is familiar and drawn up by Tauw B.V., project no 4225457.
The purchaser declares to be familiar with the content of the soil survey report drawn up by Tauw B.V. and to have received a copy of this report.
The vendor provides a guaranty to the purchaser that after execution of said soil survey no facts or circumstances occurred that could have led to environmental pollution.

Article 16
The purchaser is aware of the fact that part of what it has bought is leased. Parties have agreed that vendor will cancel the associated lease for its risk, on the understanding that vendor guarantees to purchaser that the tenant will vacate the premises no later than 1 August 2007. The purchaser is aware of the fact that tenant has the right to vacate the leased premises sooner, subject to a notice of default of 2 weeks. The lease agreement and lease payment obligation end on the day the leased premises are vacated by the tenant.

The vendor and purchaser state that, before signing this contract of sale, they have taken note of the provisions and that they have received such information, that the contents and the consequences of this contract are sufficiently clear to them.

The vendor                                           The purchaser

place and date:                                     place and date:

Signed as seen by NVM member              Signed as seen by the NVM member acting for acting for the vendor:                  for the purchaser:

*) Cross out what is not applicable

This publication is intended for use by NVM members only.
Use by other parties and reproduction of this publication is not permitted.